EXHIBIT 99.1

HEICO Corporation Reports Record Net Sales and Net Income for the Second Quarter of Fiscal 2016; Full Year Fiscal 2016 Net Sales and Net Income Growth Estimates Raised

2nd Quarter Net Sales and Operating Income Increase 20%;
Net Income up 17%

HOLLYWOOD, Fla. and MIAMI, May 25, 2016 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 17% to a record $38.7 million, or 57 cents per diluted share, in the second quarter of fiscal 2016, up from $33.1 million, or 49 cents per diluted share, in the second quarter of fiscal 2015.  In the first six months of fiscal 2016, net income increased 15% to $69.9 million, or $1.03 per diluted share (after a $.03 reduction related to nonrecurring acquisition costs incurred in the first quarter of fiscal 2016), up from $60.7 million, or 90 cents per diluted share, in the first six months of fiscal 2015.

Operating income increased 20% to $66.8 million in the second quarter of fiscal 2016, up from $55.8 million in the second quarter of fiscal 2015.  In the first six months of fiscal 2016, operating income increased 17% to $119.4 million, up from $102.2 million in the first six months of fiscal 2015.

The Company's consolidated operating margin was 19.0% and 19.1% in the second quarter of fiscal 2016 and 2015, respectively.  The Company's consolidated operating margin was 18.2% and 18.3% in the first six months of fiscal 2016 and 2015, respectively.

The Company’s consolidated operating income and consolidated operating margin in the first six months of fiscal 2016 reflect a $3.1 million and .5% reduction, respectively, for nonrecurring expenses related to a first quarter 2016 acquisition.

Net sales increased 20% to a record $350.6 million in the second quarter of fiscal 2016, up from $291.4 million in the second quarter of fiscal 2015.  In the first six months of fiscal 2016, net sales increased 17% to $656.9 million, up from $559.6 million in the first six months of fiscal 2015.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's second quarter results stating, "We are very pleased to report record quarterly results in consolidated net sales and net income driven by record net sales at both operating segments and record operating income at the Electronic Technologies Group.  Our outstanding performance reflects profitable contributions to earnings from the fiscal 2015 and 2016 acquisitions, strong quarterly organic growth within the Electronic Technologies Group and continued increased demand within our Flight Support Group's aftermarket replacement parts and specialty products lines.

Cash flow provided by operating activities was very strong, increasing 58% to $102.7 million in the first six months of fiscal 2016, representing 147% of net income, as compared to $64.8 million in the first six months of fiscal 2015.

Our net debt to shareholders' equity ratio was 53.8% as of April 30, 2016, with net debt (total debt less cash and cash equivalents) of $526.1 million principally incurred to fund acquisitions in fiscal 2016 and 2015.  We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisition opportunities to accelerate growth and maximize shareholder returns.

As we look ahead to the remainder of fiscal 2016, we anticipate organic growth within our aftermarket replacement parts and specialty products product lines that serve the commercial aviation markets moderated by softer demand for certain component repairs and overhauls.  We expect organic growth within the Electronic Technologies Group reflecting increased demand for the majority of our products.  During the remainder of fiscal 2016, we plan to continue our focus on new product development, further market penetration, executing our acquisition strategies and maintaining our financial strength.

Based on our current economic visibility, we are increasing our estimated consolidated fiscal 2016 year-over-year growth in net sales to 15% - 17% and net income to 12% - 14%, up from prior growth estimates in net sales of 14% - 16% and growth in net income of 10% - 13%.  Additionally, we anticipate our consolidated full year operating margin to approximate 18.5% - 19.0%, depreciation and amortization expense of approximately $62 million, capital expenditures to approximate $32 million and cash flow from operations to approximate $220 million."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's second quarter results stating, "Our record quarterly results in net sales and continued year-over-year improvement in operating income principally reflect strong contributions from our fiscal 2015 acquisitions and organic growth in our aftermarket replacement parts and specialty products product lines.

The Flight Support Group's net sales increased 9% to a record $220.3 million in the second quarter of fiscal 2016, up from $202.8 million in the second quarter of fiscal 2015.  The Flight Support Group's net sales increased 10% to $424.9 million in the first six months of fiscal 2016, up from $384.8 million in the first six months of fiscal 2015.  The increase in the second quarter and first six months of fiscal 2016 mostly reflects net sales contributed by our fiscal 2015 acquisitions as well as organic growth of 4% and 3%, respectively.  The organic growth in the second quarter and first six months of fiscal 2016 is principally attributed to increased demand and new product offerings within our aftermarket replacement parts and specialty products product lines.  Additionally, these increases were partially offset by lower net sales from our repair and overhaul parts and services product line principally resulting from softness in demand from our South American markets.  Excluding our repair and overhaul parts and services product line, the Flight Support Group experienced organic revenue growth of 7% and 6% in the second quarter and first six months of fiscal 2016, respectively.

The Flight Support Group's operating income increased 10% to $41.3 million in the second quarter of fiscal 2016, up from $37.5 million in the second quarter of fiscal 2016.  The Flight Support Group's operating income increased 13% to $76.8 million in the first six months of fiscal 2016, up from $68.2 million in the first six months of fiscal 2015.  The increase in the second quarter and first six months of fiscal 2016 is mainly attributed to the previously mentioned net sales growth and the gross profit margin impact from favorable net sales volumes and product mix within our aftermarket replacement parts and specialty products product lines.  These increases were partially offset by the impact from the previously mentioned decrease in net sales within the repair and overhaul parts and services product line, changes in the estimated fair value of accrued contingent consideration associated with a prior year acquisition and higher performance-based compensation expense.  Additionally, the first six months of fiscal 2016 reflects an increase in amortization expense of intangible assets.

The Flight Support Group's operating margin increased to 18.8% in the second quarter of fiscal 2016, up from 18.5% in the second quarter of fiscal 2015.  The Flight Support Group's operating margin increased to 18.1% in the first six months of fiscal 2016, up from 17.7% in the first six months of fiscal 2015.  The increase in the second quarter and first six months of fiscal 2016 principally reflects the previously mentioned improved gross profit margin partially offset by the changes in the estimated fair value of accrued contingent consideration and higher performance-based compensation expense.  Additionally, the first six months of fiscal 2016 reflects the previously mentioned increase in amortization expense of intangible assets.

With respect to the remainder of fiscal 2016, we continue to estimate the Flight Support Group’s full year net sales growth to be between 8% - 10% and the full year Flight Support Group operating margin to approximate that of fiscal year 2015.”

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "Our record quarterly results in net sales and operating income were driven principally by strong financial contributions from our fiscal 2015 and 2016 acquisitions and increased customer demand for certain defense and space products.

The Electronic Technologies Group's net sales increased 46% to a record $132.6 million in the second quarter of fiscal 2016, up from $91.0 million in the second quarter of fiscal 2015.  The Electronic Technologies Group's net sales increased 31% to $236.7 million in the first six months of fiscal 2016, up from $180.2 million in the first six months of fiscal 2015.  The increase in the second quarter and first six months of fiscal 2016 reflects net sales contributed by our fiscal 2016 and 2015 acquisitions, as well as organic growth of 12% and 8%, respectively.  The organic growth in the second quarter and first six months of fiscal 2016 mainly resulted from increased demand for certain defense and space products.

The Electronic Technologies Group's operating income increased 50% to a record $33.4 million in the second quarter of fiscal 2016, up from $22.2 million in the second quarter of fiscal 2015.  The Electronic Technologies Group's operating income increased 34% to $55.7 million in the first six months of fiscal 2016, up from $41.6 million in the first six months of fiscal 2015.  The increase in the second quarter and first six months of fiscal 2016 is mainly attributed to the previously mentioned net sales growth and favorable product mix for certain defense and space products, partially offset by an increase in amortization expense of intangible assets and higher performance-based compensation expense.  Additionally, the first six months of fiscal 2016 reflects the $3.1 million in acquisition costs associated with the first quarter of fiscal 2016 acquisition.

The Electronic Technologies Group's operating margin improved to 25.2% in the second quarter of fiscal 2016, up from 24.4% in the second quarter of fiscal 2015.  The Electronic Technologies Group's operating margin improved to 23.5% in the first six months of fiscal 2016, up from 23.1% in the first six months of fiscal 2015.  The increase in the second quarter and first six months of fiscal 2016 principally reflects the previously mentioned net sales growth and favorable product mix partially offset by the increase in amortization expense of intangible assets and higher performance-based compensation expense.  Additionally, the first six months of fiscal 2016 reflects the previously mentioned acquisition costs which reduced the Electronic Technologies Group’s operating margin by 1.3%.

With respect to the remainder of fiscal 2016, we are increasing our estimate for the Electronic Technologies Group’s full year net sales growth to be between 29% - 32%, up from 27% - 30%.  We continue to estimate the full year operating margin to approximate 24%.”

(NOTE:  HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 40.1 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 27.0 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Thursday, May 26, 2016 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results.  Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 6216840.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial:  (404) 537-3406, and enter the Conference ID 6216840.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2016	2015
Net sales	$350,648	$291,421
Cost of sales	216,619	185,927
Selling, general and administrative expenses	67,235	49,706
Operating income	66,794	55,788
Interest expense	(2,333)	(1,146)
Other income	568	362
Income before income taxes and noncontrolling interests	65,029	55,004
Income tax expense	21,300	16,500
Net income from consolidated operations	43,729	38,504
Less: Net income attributable to noncontrolling interests	5,072	5,399
Net income attributable to HEICO	$38,657	$33,105

Net income per share attributable to HEICO shareholders:
Basic	$.58	$.50
Diluted	$.57	$.49

Weighted average number of common shares outstanding:
Basic	66,923	66,711
Diluted	68,028	67,801

	Three Months Ended April 30,
	2016	2015
Operating segment information:
Net sales:
Flight Support Group	$220,290	$202,775
Electronic Technologies Group	132,566	90,995
Intersegment sales	(2,208)	(2,349)
	$350,648	$291,421

Operating income:
Flight Support Group	$41,308	$37,545
Electronic Technologies Group	33,402	22,206
Other, primarily corporate	(7,916)	(3,963)
	$66,794	$55,788

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2016		2015
Net sales	$656,875		$559,606
Cost of sales	410,650		360,315
Selling, general and administrative expenses	126,810		97,097
Operating income	119,415	(a)	102,194
Interest expense	(3,900)		(2,258)
Other income	138		559
Income before income taxes and noncontrolling interests	115,653		100,495
Income tax expense	36,000		29,900
Net income from consolidated operations	79,653		70,595
Less: Net income attributable to noncontrolling interests	9,725		9,850
Net income attributable to HEICO	$69,928	(a)	$60,745

Net income per share attributable to HEICO shareholders:
Basic	$1.05	(a)	$.91
Diluted	$1.03	(a)	$.90

Weighted average number of common shares outstanding:
Basic	66,899		66,653
Diluted	67,984		67,735

	Six Months Ended April 30,
	2016		2015
Operating segment information:
Net sales:
Flight Support Group	$424,866		$384,832
Electronic Technologies Group	236,718		180,216
Intersegment sales	(4,709)		(5,442)
	$656,875		$559,606

Operating income:
Flight Support Group	$76,788		$68,248
Electronic Technologies Group	55,671		41,624
Other, primarily corporate	(13,044)		(7,678)
	$119,415		$102,194

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the first six months of fiscal 2016, the Company incurred $3.1 million of acquisition costs in connection with a fiscal 2016 acquisition.  These are one-time nonrecurring costs.  These expenses, net of tax, decreased net income attributable to HEICO by $2.0 million, or $.03 per basic and diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2016	October 31, 2015
Cash and cash equivalents	$36,789	$33,603
Accounts receivable, net	179,207	181,593
Inventories, net	282,140	243,517
Prepaid expenses and other current assets	47,862	44,899
Total current assets	545,998	503,612
Property, plant and equipment, net	117,663	105,670
Goodwill	868,569	766,639
Intangible assets, net	386,651	272,593
Other assets	98,231	87,873
Total assets	$2,017,112	$1,736,387

Current maturities of long-term debt	$355	$357
Other current liabilities	161,473	168,030
Total current liabilities	161,828	168,387
Long-term debt, net of current maturities	562,575	367,241
Deferred income taxes	109,778	110,588
Other long-term liabilities	116,110	105,618
Total liabilities	950,291	751,834
Redeemable noncontrolling interests	88,380	91,282
Shareholders’ equity	978,441	893,271
Total liabilities and equity	$2,017,112	$1,736,387

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2016	2015
Operating Activities:
Net income from consolidated operations	$79,653	$70,595
Depreciation and amortization	29,183	23,141
Share-based compensation expense	3,286	2,778
Employer contributions to HEICO Savings and Investment Plan	3,266	2,596
Foreign currency transaction adjustments, net	2,186	(2,247)
Increase (decrease) in accrued contingent consideration	1,679	(1,058)
Deferred income tax benefit	(1,168)	(1,851)
Tax benefit from stock option exercises	870	1,405
Excess tax benefit from stock option exercises	(870)	(1,405)
Decrease in accounts receivable	7,875	2,039
Increase in inventories	(9,855)	(4,962)
Decrease in current liabilities	(9,595)	(19,826)
Other	(3,805)	(6,400)
Net cash provided by operating activities	102,705	64,805

Investing Activities:
Acquisitions, net of cash acquired	(263,811)	(49,482)
Capital expenditures	(15,546)	(9,460)
Other	(3,241)	86
Net cash used in investing activities	(282,598)	(58,856)

Financing Activities:
Borrowings on revolving credit facility, net	194,000	696
Distributions to noncontrolling interests	(5,507)	(4,733)
Cash dividends paid	(5,350)	(4,666)
Acquisitions of noncontrolling interests	(3,599)	—
Proceeds from stock option exercises	1,471	2,954
Excess tax benefit from stock option exercises	870	1,405
Other	(181)	(206)
Net cash provided by (used in) financing activities	181,704	(4,550)

Effect of exchange rate changes on cash	1,375	(949)

Net increase in cash and cash equivalents	3,186	450
Cash and cash equivalents at beginning of year	33,603	20,229
Cash and cash equivalents at end of period	$36,789	$20,679

Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570